Exhibit 99.1


                                                    PRESS RELEASE
FOR RELEASE:  IMMEDIATELY                           July 11, 2007


      HOME FEDERAL BANCORP, INC. OF LOUISIANA DECLARES
                  QUARTERLY CASH DIVIDEND

Shreveport, La. - July 11, 2007 -- Home Federal Bancorp, Inc. of Louisiana (the "Company") (OTCBB: HFBL) announced today that its Board of Directors at their meeting on July 11, 2007, declared a quarterly cash dividend of $.06 per share on the common stock of the Company payable on August 13, 2007 to the shareholders of record at the close of business on July 25, 2007.

Home Federal Bancorp, Inc. of Louisiana is the "mid-tier" holding company for Home Federal Savings and Loan Association, a federally-chartered, FDIC-insured savings association headquartered in Shreveport, Louisiana. Home Federal Savings and Loan Association operates from its main office and two branch offices in Shreveport, Louisiana. At March 31, 2007, the Company had $122.7 million of total assets, $92.1 million of total liabilities and $30.6 million of stockholders' equity. The Company's website is www.homefederalbancorp.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Home Federal Bancorp, Inc. of Louisiana, Shreveport
Daniel R. Herndon, President and Chief Executive Officer or
Clyde D. Patterson, Executive Vice President
(318) 222-1145